EXHIBIT 21(a)

SUBSIDIARIES OF DUSA PHARMACEUTICALS, INC.

DUSA Pharmaceuticals New York, Inc., a New York corporation.

Sirius Laboratories, Inc., formerly DUSA Acquisition Corp., a New Jersey corporation.